Exhibit 10.2

[DCT LETTERHEAD]

April 29, 2018

CONFIDENTIAL

Matthew T. Murphy

2534 S. St. Paul Street

Denver, CO 80210

Dear Mr. Murphy:

DCT Industrial Trust Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will be acquired by Prologis, Inc. (the “Proposed Transaction”). In connection with the Proposed Transaction and as a material inducement to the parties entering into the Merger Agreement, you and the Company are entering into this letter agreement (this “Agreement”), which sets forth certain noncompetition restrictions that shall be enforceable as of the date hereof and shall survive the Proposed Transaction; provided that this Agreement will terminate and be of no further force or effect in the event that a Change in Control (as defined in the Company’s Executive Change in Control and Severance Plan) has not occurred within one year after the date hereof.

During your employment or other service relationship with the Company, any of its subsidiaries and/or any successor entity thereto and continuing during the one-year period following termination of your employment for any reason, you shall not, directly or indirectly:

(i)	engage in any element of the principal business of the Company in the United States, which such principal business constitutes any commercial activity comprising any one or more of the ownership, acquisition, development or management of industrial real estate (the “Business”), other than for the Company or its subsidiaries; or

(ii)	render any services to any person, corporation, partnership or other entity (other than the Company or its subsidiaries) engaged in any element of the Business.

You acknowledge the following provisions of Colorado law, set forth in Colorado Revised Statutes Section 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

(a) Any contract for the purchase and sale of a business or the assets of a business;

(b) Any contract for the protection of trade secrets;

(c) Any contract provision providing for the recovery of the expense of educating and training an employee who has served an employer for a period of less than two years; and

(d) Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

You acknowledge that this Agreement is executed for the protection of trade secrets under Section 8-2-113(2)(b), and is intended to protect the confidential information and trade secrets of the Company. You also acknowledge that you are “executive [or] management personnel” within the meaning of Section 8-2-113(2)(d).

By signing this Agreement, you consent to be bound by the terms of noncompetition provisions as set forth herein. This Agreement shall not be construed as creating any contract for continued services between you and the Company, any of its subsidiaries or successor entities thereof, and nothing herein contained shall give you the right to be retained as an employee of the Company, any of its subsidiaries or any successor thereto. This Agreement is delivered and shall be enforceable in accordance with the laws of the State of Colorado, and shall be construed in accordance therewith.

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Sincerely,

DCT INDUSTRIAL TRUST INC.

/s/ John G. Spiegleman
Name: John G. Spiegleman
Title: Executive Vice President

Accepted and agreed to by:

/s/ Matthew T. Murphy
Name: Matthew T. Murphy

4/29/2018
Date: April 29, 2018

[Signature Page – Letter Agreement]